S&P 500 Covered Call Fund Inc.

File No. 811-21672

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Horatio Valeiras, the Chief Investment Officer of the sub-adviser to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on his behalf by June 17, 2008; however, a late filing was executed on August 1, 2008.